Exhibit 99.13

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Swift Transportation Company (to be renamed “Knight-Swift Transportation Holdings Inc.”), a Delaware corporation, in the Registration Statement on Form S-4 filed by Swift Transportation Company, and any amendments (including any post-effective amendments) thereto, with the Securities and Exchange Commission.

/s/ Robert Synowicki, Jr.
Robert Synowicki, Jr.

May 23, 2017